UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2013
Date of Report (Date of earliest event reported)

BIO-SOLUTIONS CORP.
(Exact name of registrant as specified in its charter)
_________________

Nevada	333-147917	90-0557171
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1250 NE Loop 410, Suite 200, San Antonio, TX 78209
(Address of Principal Executive Offices) (Zip Code)

(210) 268-9409
(Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Board of Directors of Bio-Solutions Corp., a Nevada corporation (the "Company"), approved the execution of that certain marketing services agreement dated July 24, 2013 (the "Marketing Services Agreement") with Damon R. Devitt ("Devitt"). During September 2011, the Company acquired all the assets and intellectual property rights to Type2 Defense™ (the “Product”), which is a glucose control dietary supplement powder formulated to support healthy glucose levels for type 2 diabetics and pre-diabetics in addition to maintaining healthy blood pressure. The Product is also effective in controlling hypertension and has strong antioxidant powers. Management believes that there is a growing marketplace that lacks adequate healthy tools to maintain healthy blood glucose levels and intends to market and sell the Product on the Internet.

In accordance with the terms and provisions of the Marketing Services Agreement, Devitt shall provide certain services to the Company which include, but are not limited to, the following: (i) create and produce a 30-minute infomercial for the Product with the goal of developing product messaging and positioning that is integrated with corporate strategy and achievement of short and long term sales objectives: (ii) create and produce an abridged version of the infomercial for Internet marketing on social networks; (iii) create and develop a four color print advertisement targeting specific magazines; and (iv) provide media buying services for placement of the infomercial. In further accordance with the terms and provisions of the Marketing Services Agreement, the Company shall pay to Devitt a production fee, which shall consist of the issuance to Devitt of an aggregate 15,000,000 shares of common stock of which 7,500,000 shares shall be issued within three business days of execution of the Marketing Services Agreement and the remaining 7,500,000 shares shall be issued upon completion of the infomercial. All shares of common stock issued to Devitt shall be subject to a registration statement on Form S-8.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

10.1	Marketing Services Agreement dated July 24, 2013 between Bio-Solutions Corp. and Damon R. Devitt

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-SOLUTIONS CORP.

DATE: August 6, 2013	By:	/s/ William Gallagher
William Gallagher
Chief Executive Officer

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